CONTACT:

Joseph W. Kaufmann
President and Chief Executive Officer
(484) 713-2100

KENSEY NASH REPORTS THIRD QUARTER
FISCAL YEAR 2010 FINANCIAL RESULTS

EXTON, PA, April 22, 2010 — Kensey Nash Corporation (NASDAQ: KNSY), a leading medical technology company that provides innovative solutions and technologies for a wide range of medical procedures, today reported the results for its three and nine months ended March 31, 2010.

Third Quarter Snapshot and Recent Developments

•	Revenue of $19.9 million for the quarter, within the Company’s previous guidance range of $19.5-$20.2 million.
•	Net sales of $13.2 million, exceeding previous guidance of $12.7-$13.0 million.
•	Royalty income of $6.7 million, below previous guidance of $6.8-$7.2 million.
•	Record EPS of $0.46, exceeding the high end of previous guidance of $0.43-$0.45.
•	EBITDA* of $9.5 million.
•	Cartilage Repair Device CE Mark Approval obtained in February 2010.
•	ECM Surgical Mesh CE Mark Approval obtained in April 2010 for Medeor™ Matrix.

President and CEO Commentary

“Our third quarter results reflect an improvement in revenues compared to the prior sequential quarter, although they were down slightly over the comparable prior year quarter. The healthcare environment has strengthened, indicating a return to growth in orthopaedic procedures and more normalized customer inventory levels. We achieved record earnings and experienced a double digit increase in biomaterial sales sequentially from our second quarter to the third quarter.  Our investment in strategic research and development initiatives, including our ECM and cartilage technologies, continue to create growth opportunities for our business.  The U.S. launch of our new ECM product, the XCM Biologic™ Tissue Matrix, by our strategic partner Synthes, Inc., is expected in the near future.  Additionally, we just received CE mark approval for this technology and look forward to Synthes' EU launch in targeted markets in the near future,” commented Joe Kaufmann, President and CEO of the Company.

Supplemental Sales Data.  Details of the Company’s net sales for the three and nine months ended March 31, 2010 and 2009 are summarized below.

	Three Months Ended March 31,		Year over Year %	Nine Months Ended March 31,		Year over Year %
($ millions)	2010	2009	Change	2010	2009	Change
Biomaterials Products
Orthopaedic Products
Sports Medicine Products	$4.7	$4.6	2%	$11.3	$12.2	(7)%
Spine Products	2.5	3.0	(15)%	8.1	10.0	(19)%
Other Orthopaedic Products	0.2	0.1	52%	0.4	0.6	(23)%
Total Orthopaedic Products	$7.4	$7.7	(4)%	$19.9	$22.8	(13)%
Cardiovascular Products	4.9	4.6	8%	14.2	13.8	3%
General Surgery	0.6	0.4	41%	2.9	1.5	89%
Other Biomaterial Products	0.1	0.2	(75)%	0.3	0.6	(46)%
Biomaterials Products	$13.0	$12.9	1%	$37.2	$38.7	(4)%
Endovascular Products	$0.2	$0.9	(78)%	$1.9	$2.6	(28)%
Total Net Sales	$13.2	$13.9	(5)%	$39.1	$41.3	(5)%

Third Quarter Ended March 31, 2010 (Third Quarter Fiscal 2010) Results

Revenues: Sales and Royalties.  Total revenues for the quarter of $19.9 million decreased 3% from total revenues of $20.6 million in the prior fiscal year third quarter.

Net sales of $13.2 million decreased 5% from $13.9 million in the prior fiscal year comparable period. Net sales of biomaterials products were $13.0 million compared to $12.9 million in the comparable prior fiscal year period.  This modest increase was primarily due to an increase in Cardiovascular sales, consisting principally of sales of vascular closure product components to St. Jude Medical (NYSE: STJ), attributable to variations in ordering patterns of components used in the manufacture of the Angio-Seal™ device by St. Jude Medical, offset by a decline in Orthopaedic sales.  Orthopaedic sales, consisting principally of sales of sports medicine and spine products, decreased primarily due to a decline in Spine sales, which was also due to variations in ordering patterns. Endovascular sales during the quarter were $0.2 million compared to $0.9 million in the prior fiscal year third quarter. The decline in endovascular sales was primarily due to the discontinuance of the Safe-Cross product line by Spectranetics, as well as the transfer of QuickCat™ manufacturing to Spectranetics.

Royalty income for the third quarter of fiscal 2010 of $6.7 million was consistent with royalty income in the comparable prior fiscal year period.  Royalty income in the third quarter of fiscal 2010 included $5.2 million in Angio-Seal™ royalties and $1.4 million in royalties from Orthovita, Inc. (NASDAQ: VITA).  Angio-Seal™ royalties, as well as royalties from Orthovita, remained relatively flat in the quarter over the prior fiscal year comparable quarter.

Earnings Per Share.  Third quarter diluted earnings per share increased 10% to $0.46, compared to diluted earnings per share of $0.42 for the same period of fiscal 2009.  During the third quarter of fiscal 2010, the Company’s total tax-effected equity compensation expense was $0.5 million, which is consistent with the comparable prior year period.

Nine Months Ended March 31, 2010 Results

Revenues: Sales and Royalties.  Total revenues for the nine months ended March 31, 2010 of $58.8 million decreased 5% from total revenues of $61.6 million in the prior fiscal year period.

Net sales of $39.1 million decreased 5% from $41.3 million in the prior fiscal year comparable period. Net sales of biomaterials products were $37.2 million compared to $38.7 million in the comparable prior fiscal year period.  This decrease was primarily due to a decrease in Orthopaedic sales, consisting principally of sales of sports medicine and spine products. The decline in Orthopaedic sales was primarily due to the slowdown in the orthopaedics market. Additionally, in the first nine months of fiscal year 2009, Spine sales included a one-time cancellation fee of $825,000 for a research and development project.  Offsetting the decrease in Orthopaedic sales was an increase in General Surgery product sales attributed to variations in ordering patterns and an increase in Cardiovascular sales. This increase in Cardiovascular sales occurred despite the fact that fiscal year 2009 Cardiovascular sales included a one-time cancellation fee of $781,000 for a research and development project.  Endovascular sales during the nine months ended March 31, 2010 decreased to $1.9 million compared to $2.6 million in the prior fiscal year period, primarily due to a decrease in Safe-Cross and QuickCat product sales, offset by an increase of $0.2 million in milestone revenue recognized under the Company’s research and development agreement with Spectranetics.

Royalty income for the nine months ended March 31, 2010 was $19.6 million, down 3% compared to $20.2 million in the comparable prior fiscal year period. Royalty income in the nine months ended March 31, 2010 included $15.1 million in Angio-Seal™ royalties and $4.3 million in royalties from Orthovita.  Angio-Seal™ royalties decreased by approximately $0.8 million in the nine months ended March 31, 2010 over the prior fiscal year comparable period, primarily due to fewer shipping days in December 2009, in combination with product mix changes and the effects of foreign currency exchange rate fluctuations. Royalties from Orthovita increased modestly compared to the prior fiscal period.

Earnings Per Share.  For the nine months ended March 31, 2010, adjusted diluted earnings per share* (which exclude the second quarter charges described below) were $1.31, compared to diluted earnings per share of $1.28 for the same period of fiscal 2009.  For the nine months ended March 31, 2010, diluted earnings per share were $1.20.  As previously disclosed, in the second quarter of fiscal 2010, the Company implemented a cost reduction plan which included $1.9 million in charges, consisting of a pre-tax severance charge of approximately $1.0 million and a pre-tax unabsorbed overhead expense charge of approximately $0.9 million. Adjusted diluted earnings per share* exclude these $1.9 million in charges.

During the nine months ended March 31, 2010, the Company’s total tax-effected equity compensation expense was $1.6 million, an increase of approximately $0.9 million from $0.7 million in the prior year comparable period.  Tax-effected equity compensation expense for the nine months ended March 31, 2010 was higher than the comparable prior year period because fiscal 2010 equity expense included an additional $0.6 million due to an additional year of amortized expense and fiscal 2009 included an additional $0.3 million favorable mark-to-market adjustment on cash-settled stock appreciation rights. Also negatively affecting earnings per share was a $0.4 million decrease in interest income in the nine months ended March 31, 2010 compared to the prior fiscal year comparable period, due to the significant decrease in interest rates.

During the nine month period ended March 31, 2010, the Company generated cash from operations of $19.2 million, and at March 31, 2010, the Company had $71.5 million of cash and investment balances and total debt of $31.7 million.

Fiscal 2010 Guidance

The Company is estimating that fourth quarter fiscal 2010 total revenues will be in the range of $21.4 to $21.8 million.  Net sales are expected to be in the range of $14.5 to $14.7 million and royalties are expected to be in the range of $6.9 to $7.1 million.  The Company expects fourth quarter fiscal 2010 diluted earnings per share of $0.51 to $0.53.

Total revenues for fiscal year 2010 are expected to be in the range of $80.2 to $80.6 million, including net sales and royalties in the ranges of $53.6 to $53.8 million and $26.5 to $26.7 million, respectively. Adjusted diluted earnings per share* are expected to be in the range of $1.82 to $1.84, and diluted earnings per share are expected to be in the range of $1.71 to $1.73. The Company expects that its operating margins will continue to exceed 35% in fiscal 2010 and that its balance sheet will continue to be strengthened by adding cash from operations of approximately $28.0 million in the fiscal year.

Fiscal 2010 will include a significant investment in research and development, with total spending for the year estimated to be approximately $18.0 to $18.5 million.  The Company plans to continue to invest in its cartilage repair technology during the remainder of fiscal 2010, including costs associated with planning for its clinical trials. In addition, the Company’s strategic partner Synthes, Inc. expects to launch its new ECM product, the XCM Biologic™ Tissue Matrix, in the U.S. in the near future.  Also included in the EPS estimate for fiscal 2010 is an expected increase in stock-based compensation expense, compared to fiscal 2009, by an estimated $1.4 million.  This higher stock-based compensation expense is primarily due to the fiscal 2008 acceleration of stock-based awards.

Stock Repurchase Update. During the nine months ended March 31, 2010, the Company repurchased 1,124,115 shares of Common Stock, or approximately 10% of the shares outstanding, at a total cost of approximately $25.8 million, or an average market price of $22.97 per share, using available cash.  Under the current $30 million repurchase program, there was approximately $18.0 million remaining to repurchase shares of Common Stock as of March 31, 2010. The Company had 10,107,826 shares of Common Stock outstanding as of March 31, 2010.

Income Taxes.  The Company currently estimates that its fiscal 2010 effective tax rate will be approximately 33%, the same as the Company’s effective tax rate for fiscal 2009.  In the course of estimating the Company’s annual effective tax rate and recording its quarterly income tax provision, the Company considers many factors, including its expected earnings, state income tax apportionment, estimated manufacturing and research and development tax credits, non-taxable interest income and other estimates. Material changes in, or differences from, these estimates could have a significant impact on the Company’s effective tax rate.

* EBITDA and adjusted diluted earnings per share excluding after-tax severance and unabsorbed overhead charges are non-GAAP financial measures and should not be considered replacements for GAAP results or guidance.  For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying table to this release.

Conference Call and Webcast.  The Company will be hosting a teleconference discussing the earnings results on Thursday, April 22, 2010 at 9:00 A.M. Eastern Time. To participate in the teleconference call, dial 1-612-332-1210. The teleconference call will also be available for replay starting Thursday, April 22, 2010 at 11:00 A.M. Eastern Time through Thursday, April 29, 2010 at 11:59 P.M. Eastern Time by dialing 1-800-475-6701 with an access code of 152075.

Individuals interested in listening to the teleconference may also do so over the Internet at www.kenseynash.com.  To listen to the live teleconference call, please go to the www.kenseynash.com website and choose the Investor Relations page.  Please allow 15 minutes prior to the start of the call to register and download and/or install any necessary software.  A replay of the teleconference will be archived on the www.kenseynash.com website and may be accessed following the teleconference.

About Kensey Nash Corporation. Kensey Nash Corporation is a medical device company primarily focused on regenerative medicine utilizing its proprietary collagen and synthetic polymer technology.  The Company is recognized as a leader for innovative product development and unique technology in the field of resorbable biomaterials.  The Company has an extensive range of products, which are sold through strategic partners in multiple medical markets, including, the cardiology, orthopaedic, sports medicine, spine, endovascular and general surgery markets.

Cautionary Note for Forward-Looking Statements.  This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities, including financial forecasts for the fourth quarter of fiscal 2010 and the full year fiscal 2010 under the caption “Fiscal 2010 Guidance” and other captions.  The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements.  The Company cautions that a number of risks, uncertainties and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, current economic conditions, foreign currency fluctuations, risks associated with the Company’s continued research and development efforts with respect to the endovascular products (including the risk that those efforts will not be successful and that some of the associated milestone payments will not be received), Spectranetics’ success in selling the endovascular products, the Company's success in distributing its products into the marketplace, the Company's dependence on three major customers (St. Jude Medical, Arthrex and Orthovita) and their success in selling Kensey Nash related products in the marketplace, the impact of product recalls and other manufacturing issues, the Company’s success in its research and development efforts in its cartilage repair and extracellular matrix technologies programs, Synthes’ success in selling the Company’s extracellular matrix products, the completion of additional clinical trials in both the U.S. and Europe to support regulatory approval of future generations of its products and competition from other technologies.  For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s SEC filings, including the disclosures under “Risk Factors” in those filings.  Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

– FINANCIAL INFORMATION TO FOLLOW –

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months		Nine Months
	Ended March 31,		Ended March 31,
	2010	2009	2010	2009
Revenues:
Net sales
Biomaterial sales	$13,036,278	$12,948,185	$37,246,025	$38,717,172
Endovascular sales	203,917	947,272	1,896,563	2,616,932
Total net sales	13,240,195	13,895,457	39,142,588	41,334,104
Royalty income	6,706,219	6,728,346	19,616,276	20,237,210
Total revenues	19,946,414	20,623,803	58,758,864	61,571,314
Operating costs and expenses:
Cost of products sold	5,689,060	6,201,156	17,719,445	18,407,637
Research and development	4,325,390	4,627,657	13,287,476	13,590,580
Selling, general and administrative	2,318,272	2,223,979	6,602,510	6,629,205
Total operating costs and expenses	12,332,722	13,052,792	37,609,431	38,627,422
Income from operations	7,613,692	7,571,011	21,149,433	22,943,892
Interest and other (expense)/income, net	(333,259)	(314,025)	(1,048,656)	(358,004)
Pre-tax income	7,280,433	7,256,986	20,100,777	22,585,888
Income tax expense	2,278,873	2,381,337	6,558,879	7,222,413
Net income	$5,001,560	$4,875,649	$13,541,898	$15,363,475
Basic earnings per share	$0.47	$0.42	$1.24	$1.32
Diluted earnings per share	$0.46	$0.42	$1.20	$1.28

Weighted average common shares outstanding	10,674,340	11,508,160	10,950,085	11,637,585
Diluted weighted average common shares outstanding	10,943,750	11,735,266	11,271,794	11,996,840

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	June 30,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$17,579,043	$49,474,255
Investments	53,959,370	30,230,131
Trade receivables	5,535,293	4,657,850
Other receivables	6,862,401	6,788,877
Inventory	9,391,267	10,585,065
Prepaid expenses and other assets	1,188,373	941,966
Deferred tax asset, current	1,768,063	2,490,406
Total current assets	96,283,810	105,168,550
Property, plant and equipment, net	55,838,241	57,972,895
Deferred tax asset, non-current	1,544,394	807,538
Other non-current assets	6,736,371	7,141,447
Total assets	$160,402,816	$171,090,430

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$7,461,670	$7,642,049
Other current liabilities	145,101	295,764
Current portion of debt	1,399,997	1,399,997
Deferred revenue	871,536	782,906
Total current liabilities	9,878,304	10,120,716
Long-term portion of debt	30,333,333	31,383,333
Deferred revenue, non-current	2,179,895	1,808,902
Other non-current liabilities	4,528,958	4,502,900
Total stockholders' equity	113,482,326	123,274,579
Total liabilities and stockholders' equity	$160,402,816	$171,090,430

Non-GAAP Financial Measures and Reconciliations

As used herein, “GAAP” refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Third Quarter Fiscal 2010 Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Three Months Ended
March 31, 2010
($ millions)
Net Income - GAAP	$5.0
Income Tax Expense	2.3
Interest Income	(0.2)
Interest Expense	0.5
Depreciation and Amortization	1.9
EBITDA	$9.5

Three and Nine Months Ended March 31, 2010 Adjusted Earnings Per Share

	Three Months Ended	Nine Months Ended
	March 31, 2010	March 31, 2010

Diluted Earnings Per Share - GAAP	$0.46	$1.20
Cost Reduction Plan Charges (a)	-	0.11
Adjusted Diluted Earnings Per Share	$0.46	$1.31

Full-Year Fiscal 2010 Earnings Guidance Reconciliation

	Twelve Months Ending
	June 30, 2010
	Range
	Low	High
Diluted Earnings Per Share - GAAP	$1.71	$1.73
Cost Reduction Plan Charges (a)	0.11	0.11
Adjusted Diluted Earnings Per Share	$1.82	$1.84

(a) Diluted earnings per share for the second quarter of fiscal 2010 included total charges of approximately $1.9 million incurred in connection with a cost reduction plan primarily associated with reduced endovascular activities and to lower overall inventory levels.  This plan included approximately $1.0 million in severance charges ($660,000 in after-tax charges), or $0.06 per share tax-effected, incurred as a result of headcount reduction, and approximately $0.9 million in unabsorbed overhead expense charges ($610,000 in after-tax charges), or $0.05 per share tax-effected, incurred as a result of reduced work schedules during the second quarter of fiscal 2010.

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures, such as EBITDA and Adjusted Diluted Earnings Per Share.   EBITDA represents our GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted Diluted Earnings Per Share is adjusted from our GAAP results to exclude certain expenses described above.  These non-GAAP adjustments are provided to enhance the user's overall understanding of our historical and current financial performance and our prospects for the future.  We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results.

These non-GAAP measure will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with future presentation.  Further, these non-GAAP results are one of several primary indicators management uses for planning and forecasting in future periods.  The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.